SELIGMAN GLOBAL FUND SERIES, INC.
SUB-ITEM 77I
PROXY RESULTS


Shareholders of Seligman Global Fund Series, Inc. voted on the following proposals at the special Meeting of Stockholders held on November 3, 2008.
 The description of each proposal and number of shares voted are as follows:

Proposal 1
To consider the vote upon the proposed Investment Management Services Agreement with RiverSource Investments, LLC:

                                   For                 Against         Abstain
Emerging Markets Fund           4,662,689.177       230,665.970     158,927.330
Global Growth Fund              1,678,079.621        60,656.027      67,259.312
Global Smaller Companies Fund   8,091,098.070       263,794.690     202,024.903
Global Technology Fund          8,556,248.295       356,899,944     277,493.384
International Growth Fund       3,155,833.797        89,608.507      63,801.395

Proposal 2
To consider and vote upon the proposed Sub-advisory Agreement between Wellington Management Company, LLP and RiverSource Investments, LLC:

                                  For                 Against        Abstain
Emerging Markets Fund           4,707,565.225      207,723.547     136,993.705
Global Growth Fund              1,679,295.637       55,781.799      70,917.524
Global Smaller Companies Fund   8,134,414.780      230,216.721     192,286.162
International Growth Fund       3,164,289.013       86,994.820      57,959.866

Proposal 3
To elect ten directors to the Board:

                                         For                 Withheld
Kathleen Blatz                       33,463,967.603       1,517,412.819
Arne H. Carlson                      33,451,750.078       1,527,630.344
Pamela G. Carlton                    33,437,208.195       1,544,172.227
Patricia M. Flynn                    33,441,481.924       1,539,898.498
Anne P. Jones                        33,445,913.791       1,535,466.631
Jeffrey Laikind                      33,440,315.339       1,541,065.083
Stephen R. Lewis, Jr.                33,443,555.191       1,537,825.231
Catherine James Paglia               33,452,279.537       1,529,100.885
Alison Taunton-Higby                 33,443,457.902       1,537,922.520
William F. Truscott                  33,440,950.660       1,540,429.762